Exhibit 6.3

EMPLOYMENT & BOARD SERVICE AGREEMENT

THIS EMPLOYMENT & BOARD SERVICE AGREEMENT is made as of November 24, 2017, (the "Effective Date") by and between B2Digital, Incorporated, a Delaware corporation (the "Company"), and Paul D.H. LaBarre (the "Employee& Director").

RECITALS

3.A              Company desires to retain the series of Paul D.H. LaBarre to service as Executive Vice President of the Company and to serve on the Company' s Board of Directors (the "Board"), upon the following terms and conditions.

3.B               Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business.

3.C               The Proprietary Information may, by necessity, be communicated to or received by Employee/Director in the course of serving as an Employee and on the Company Board, and the Company desires to retain the services of Employee/Director, only if, in doing so, it can protect its Proprietary information.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows

3.C.1. Term. The term of this Agreement (the "Term") shall be for a period of thirty-six (36) months. This Agreement shall automatically renew for a successive two (2) years: unless either party gives written notice to the other, at least six (6 months prior to the expiration of the then-current term) that the employee or Company does not wish to renew this Agreement. This Agreement shall commence on the Effective Date and Employee/Director shall not be removed from his Employment/Director position without 80% of the votes of all Stockholders of B2 Digital approving the termination, unless by reason of legal incapacity as determined by a court of competent jurisdiction in Arizona and in such event, such removal shall only be until capacity has been regained, or except by reason of death of Employee/Director. The Employee/Director can terminate this Agreement upon three (3) months' prior written notice to the Company, whereupon this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4 and 6 of this Agreement shall survive such termination.

3.C.2. Position, Duties. Responsibilities.

3.C.2.a. Duties. Employee/Director shall perform that service (the "Services") as may be reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Employee/Director shall devote his commercially reasonable efforts and attention to the performance of the Services of the Company on a timely basis. Employee/Director shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company. Employees/Director will perform the services faithfully, diligently and to the best of his skill and ability. See Exhibit A for Duties as listed under B2 Digital, Inc. by-Laws, Section 7.

3.C.2.b. Employee/Director Representations and Agreements.

(3.C.2.b.i) Employee/Director hereby agrees that he shall be solely responsible for the impact of any and all taxes arising out of Employment/Director’s receipt of any compensation payable under this Agreement.

(3.C.2.b.ii) Employee/Director hereby represents, warrants and covenants that Employee/Director has the right power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement nor performance of the Services by Employee/Director will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Employee/director is now, or hereafter becomes, obligated.

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(3.C.2.b.iii) The Employee/Director hereby represents and warrants that he has resigned from the board of directors of "Good Hunting Incorporated" and the wholly owned subsidiary " Good Hunting Communications" and has no management affiliation of any kind with this Company as of this effective Date.

(3.C.2.b.iv) The Employee/Director hereby represents and warrants that he has executed and resigned as Chief Executive Office of B2 Digital, Incorporated (the "Company") as per Exhibit C attached hereto.

3.C.3. Compensation, Benefits, Expenses.

3.C.3.a. Compensation. As full complete consideration for Services and Settlement of the Employee/Directors previous employment Agreement to be rendered hereunder, the Company shall pay Employee/Director Compensation and Settlement as Described on Exhibit A. Additional Compensation under New Employment as Employee/Director Services also refer to Exhibit A attached hereto.

3.C.3.b. Reimbursement of Expenses. Company shall promptly reimburse Employee/Director for any reasonable costs and expenses incurred by Employee/Director in connection with any Services specifically requested by Company and actually performed by Employee/Director pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to cost and expenses in excess of $100 dollars, individually, Employee/Director receives prior approval from the Company's Chief Executive Officer or Chief Financial Officer for such expenditure or cost, and (ii) with respect to costs and expenses of less than $100 dollars, individually, Employee/Director shall furnish to Company adequate records and other documents reasonably acceptable to Company evidencing such expense or cost.

3.C.4. Proprietary Information; Work Product; Non-Disclosure.

3.C.4.a. Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information , including not limited to its business plans and objectives, client and customer information, financials projections, marketing plans marketing materials logos, and designs, and technical data, inventions, processes, know-how, algorithms, formula, franchise, databases', computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets an industrial or proprietary property rights which may or may not be related directly or indirectly to Company's current software business and all documentation, media or other tangible embodiment of or relating to any of the forgoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the current "Proprietary information").

Although certain information may be generally known in the relevant industry, the fact that Company uses it may not so be known. In such instance, the knowledge that Company uses the information would comprise Proprietary information. Further, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combos them, and the results obtained hereby, are known. In such instance, that would also comprise Proprietary Information.

3.C.4.b General Restriction on Use. Employee/Director agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary information (or remove from the premises any other property of Company), except to the extent authorized and necessary to carry out Employee/Director's responsibilities under this Agreement. Notwithstanding the forgoing, such restriction shall not apply to: (x) information which Employee/Director's possession at the time of disclosure by Company; (y) information Employee/Director can show received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which at the time of disclosure, is generally available to the public.

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3.C.4.c. Ownership of Work Product. All Work Product (as defined below) shall belong exclusively to the Company and it designees. If by operator of law, any of the Work Product, including all related intellectual property rights, it's not owned by its entirety by Company automatically upon certain thereof, then Employee/Director agrees to assign, and hereby assigns, to Company and it designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.) programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Employee/Director's work or delivered by Employee/Director in the course of performing that work.

3.C.4.d. Further Assurances. Employee/Director agrees to take sure further actions and execute deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

3.C.4.e. Return of Proprietary Information. Upon termination of this Agreement, Employee/Director shall upon request by the Company promptly deliver to Company at Company ' s sole cost and expense, all Proprietary Information, and all such other materials in the possession of Employee/Director or under the control relating to the Proprietary information and/or Services, as well as all other property belonging to Company which is then in Employees/Director's possession or under his control. Notwithstanding the forgoing, Employee/Director shall retain ownership of all works owned by Employee/Director prior to commencing Services for the Company hereunder, subject to Company's nonexclusive, perpetual, paid-up right and license to use such works in connection with its use of Services and Work Product.

3.C.5. Non-Complete. During the term, Employee/Director shall not compete directly or indirectly with the Company. During the period that is six (6) months after the termination of this Agreement, Employee/Director shall not directly or indirectly complete with the Company.

3.C.6. Miscellaneous.

3.C.6.a. Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth below the party's signature on the signature page of this Agreement. Either pasty hereto may change the address of which such communications are to be delivered by giving written notice to the other party hereto of such change.

3.C.6.b. Entire Agreement. This Agreement and any documents attached hereto as exhibits constitutes the entire Agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior Agreements and understandings, whether oral or written with respect to such matters. The provisions of the agreement may be waved, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

3.C.6.c. Severability. Enforcement. If, for any reason, any provision of this agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

3.C.6.d. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law rules that would require the application of the laws of any other jurisdiction. Venue for any and all disputes arising out of this Agreement shall be the state and Federal Courts sitting in the City of Tampa, Florida. With exception of section 1 of this agreement that deals with (the "legal incapacity as determined by a court of competent jurisdiction in the state of Arizona").

3.C.6.e. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Employee/Director in the event of any breach or threatened breach of any such provisions by Employee/Director, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or Federal law. The parties further agree that any of the covenants in any part of this Agreement that are breached or threatened breached by the Company that the Employee/Director shall be entitled to the same types of relief as those provided under "Injunctive Relief '.

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3.C.6.f. Publicity. The Company shall have the right to use the name biography and picture of Employee/Director no he Company's website, marketing and advertising materials.

3.C.6.g. Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery a ".pdf ' format dots file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such a signature is executed) with the same force and effect as if such facsimile or ".pdf ' signature page were an original thereof.

3.C.6.h. Severability. The holding of any provision of this agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining cottons and provisions or potions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

[Signature page follows.]

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EXHIBIT A

Services.

A.	By-Laws, Section 7. Vice President. In the absence of the President or in the event of his death or inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Vice President may sign, with the Secretary or an assistant secretary, certificates for shares of the corporation and shall perform such other duties as from time to time may be assigned to him by the president or by the Board of Director.

B.	As a member of the Board of Directors shall:

(i)	Participate in all scheduled Board of Directors meetings.

(ii)	Provide guidance on business, strategy and technology matters as requested by the Company from time to time.

(iii)	Be reasonably available to assist with other matters as may arise or be requested by the Company from time to time.

Compensation.

A.	Settlement for past salary : unpaid compensation

B2 Digital, Inc. (BTDG) will issue to Paul D.H. LaBarre herein 50 Million (50,000,000) Restricted Common Shares under Rule 144 of BTDG (the "Shares") for the settlement of his outstanding salary debt due him from his Employment Agreement with the Company, dated January 4, 2010, for a period of Seven (7) Years as listed in the 8- K filing dated October 27, 2010. Refer to Exhibit II of the Settlement Agreement (Unpaid Compensation Calculation).

B.	Salary as Employee. Paul D.H. LaBarre herein employed as Executive Vice President of B2 Digital Inc. as payment for services will be paid a yearly salary of Four-Million (4,000,000) Restricted Common Shares of BTDG. These Restricted Common shares will vest Two-Million (2,000,000) in every 6 months, throughout the period of employment and to continue should this Agreement automatically renew for a successive two (2) years. Said Restricted Common shares shall be issued to Employee/Director within 10 business days of the ending of each 6 month period.

C.	Director Compensation. The Company shall pay Director Five-Hundred Dollars ($500.00) on an annual basis, in a one-time lump sum payment on July 2nd of each year, if this Agreement remains in effect at the time of such scheduled payment.

D.	Merger Consolidation. In the event of a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a proposed dissolution or liquidation of the Company, or a sale of all substantially all of the assets or capital stock of the Company (collectively, a "Reorganization"), then the shares of stock subject to Employee Salary that have not yet vested shall automatically vest in full so that Employee shall have the total amount of shares as if this contract had run the three year term.

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